Exhibit (a)(1)(v)

LETTER TO BROKERS, DEALERS,
COMMERCIAL BANKS, TRUST COMPANIES
AND OTHER NOMINEES

U.S. Offer to Purchase for Cash (“Offer to Purchase”)
All Outstanding Common Shares held by U.S. holders and
All American Depositary Shares, each representing eight Common Shares, held by all holders, wherever located

of

ALMACENES ÉXITO S.A.

by

CAMA COMMERCIAL GROUP, CORP.

THE U.S. OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME (THE “EXPIRATION TIME”) ON JANUARY 18, 2024 (the “EXPIRATION DATE”), UNLESS THE U.S. OFFER IS EXTENDED.

December 18, 2023

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We have been engaged by Cama Commercial Group, Corp. (“Purchaser”), a Panamanian corporation and a wholly owned subsidiary of Clarendon Worldwide S.A. (“Clarendon”), a Panamanian corporation, in connection with the offer to purchase all the issued and outstanding Common Shares, par value COP 3.33 per share (the “Shares”), of Almacenes Éxito S.A. (“Éxito”), including Shares represented by American Depositary Shares of Éxito (the “ADSs” and, together with the Shares, the “Securities”), from all holders of Shares who are “U.S. Persons” (as defined in the Offer to Purchase) and all holders of ADSs wherever located, as applicable, for cash at a purchase price (i) for each Share of the Colombian peso equivalent of US$0.9053 per Share, payable in Colombian pesos based upon the Tasa Representativa del Mercado (TRM), published and certified by the Financial Superintendence of Colombia (Superintendencia Financiera de Colombia, or “SFC”) for the allocation date as set forth in the first offer notice for the Colombian Offer (as defined below) (the “Settlement TRM”), and (ii) for each ADS of US$7.2424 per ADS, payable in U.S. dollars, in each case, without interest, and less any applicable withholding taxes and brokerage fees and commissions, upon the terms and subject to certain conditions described in the Offer to Purchase and in the related ADS Notice of Acceptance, ADS Letter of Transmittal and ADS Notice of Guaranteed Delivery (which together, as they may be amended or supplemented from time to time, constitute the “U.S. Offer”). All payments to tendering holders of ADSs and Shares pursuant to the U.S. Offer will be rounded to the nearest whole U.S. cent or Colombian peso cent, respectively. Through a concurrent offer in the Republic of Colombia (“Colombia”), Purchaser is offering to purchase all of the issued and outstanding Shares (including Shares represented by Brazilian Depositary Receipts, each representing four Shares (“BDRs”)) wherever located, including Shares held by holders resident in the United States, at the same purchase price of US$0.9053 per Share payable (i) for tendering holders who are Colombian residents or foreign residents registered with the Central Bank of Colombia (Banco Central de Colombia) as foreign direct investors (inversionistas directos extranjeros), at their election, in U.S. dollars or in Colombian pesos based upon the Settlement TRM or (ii) for tendering holders who are foreign residents registered with the Central Bank of Colombia as foreign portfolio investors (inversionistas de portafolio extranjeros) only in Colombian pesos (the “Colombian Offer” and, together with the U.S. Offer, the “Offers”). Non-U.S. holders of Shares will not be permitted to tender their Shares (including Shares withdrawn from ADSs) in the U.S. Offer and instead must tender into the Colombian Offer. ADSs (regardless of the location of the holders) may only be tendered into the U.S. Offer. Capitalized terms used but not defined in this letter that are defined in the Offer to Purchase have the meaning given to such terms in the Offer to Purchase.

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE U.S. OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M. NEW YORK CITY TIME ON THE EXPIRATION DATE, UNLESS THE U.S. OFFER IS EXTENDED.

For your information and for forwarding to your clients for whom you hold ADSs registered in your name or in the name of your nominee, we are enclosing the following documents:

1.        The Offer to Purchase;

2.        The ADS Letter of Transmittal; and

3.        A printed form of letter which may be sent to your clients for whose accounts you hold ADSs, with space provided for obtaining such clients’ instructions with regard to the U.S. Offer.

The conditions to the completion of the U.S. Offer are described in the section entitled “THE U.S. OFFER 12. — Conditions of the U.S. Offer” of the Offer to Purchase.

If a client instructs you to tender ADSs on its behalf, you must effect that tender through Equiniti Trust Company, LLC’s automated system in accordance with the terms and conditions of the Offer to Purchase and the ADS Letter of Transmittal. Under no circumstances will any interest be paid on the Offer Price for tendered ADSs, whether or not the Expiration Date is extended.

Except as set forth in the Offer the Purchase, Purchaser will not pay any fees or commissions to any broker or dealer or other person for soliciting tenders of ADSs shares pursuant to the U.S. Offer.

Any inquiries you may have with respect to the U.S. Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the undersigned at the contact information set forth on the page of the Offer to Purchase and set forth below:

D. F. King & Co., Inc. 48 Wall Street, 22nd Floor New York, NY 10005 Banks & Brokers Call Collect: (212) 269-5550 Email: EXTO@dfking.com
Very truly yours, D.F. King & Co., Inc.

Nothing contained herein or in the enclosed documents shall constitute you as an agent of Purchaser, D. F. King & Co., Inc., as U.S. information agent, Equiniti Trust Company, LLC, as U.S. tender agent, or any affiliate of any of them or authorize you or any other person to use any document or make any statement on behalf of any of them in connection with the U.S. Offer other than the enclosed documents and the statements contained therein.